Filed pursuant to Rule 424(b)(3) Registration Statement on Form F-6 Registration No. 333-168876

 [FORM OF GDR]

Number___________	CUSIP Number________ Global Depositary Shares (each Global Depositary Share representing the right to receive one (1) Fully Paid equity share)

GLOBAL DEPOSITARY RECEIPT

FOR

GLOBAL DEPOSITARY SHARES

representing

DEPOSITED EQUITY SHARES

of

UltraTech Cement Limited

 (Incorporated in the Republic of India as a

public company with limited liability)

THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS SECURITY AND THE GLOBAL DEPOSITARY SHARES EVIDENCED HEREBY MAY NOT AT ANY TIME BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY TO ANY PERSON IN INDIA OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A RESIDENT OF INDIA, EXCEPT TO INDIAN MUTUAL FUNDS REGISTERED WITH THE SECURITIES AND EXCHANGE BOARD OF INDIA.

THE SHARES REPRESENTED BY THE GDSs EVIDENCED HEREBY WILL NOT BE AVAILABLE FOR WITHDRAWAL UNLESS AN AMOUNT EQUAL TO SUCH SHARES ON DEPOSIT WITH THE CUSTODIAN HAS BEEN BOTH LISTED FOR TRADING ON THE INDIAN STOCK EXCHANGES AND DE-MATERIALIZED.

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), hereby certifies that __________ is the owner of _____________ Global Depositary Shares (hereinafter “GDS”) representing deposited equity shares, including evidence of rights to receive such equity shares (the “Shares”), of UltraTech Cement Limited, a limited liability company organized under the laws of the Republic of India as a public company and previously known as “UltraTech Cemco Limited” (the “Company”). As of the date of the Deposit Agreement (as hereinafter defined), each GDS represents one (1) Share deposited under the Deposit Agreement with the Custodian, which at the date of execution of the Deposit Agreement is Citibank, N.A., Mumbai Branch (the “Custodian”).  The GDS(s)-to-Share(s) ratio is subject to amendment as provided in Articles IV and VI of the Deposit Agreement.  The Depositary’s Principal Office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

(1)           The Deposit Agreement.  This Global Depositary Receipt is one of an issue of Global Depositary Receipts (“GDRs”), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement, dated as of August 26, 2010 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of GDSs issued thereunder, which amended and restated the International Deposit Agreement, dated as of May 27, 2007.  The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of GDSs and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called “Deposited Securities”).  Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and with the Custodian.  Each Holder and each Beneficial Owner, upon acceptance of any GDSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable GDR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable GDR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable GDR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

The statements made on the face and reverse of this GDR are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement.  The Depositary has made arrangements for the acceptance of the GDSs into DTC.  Each Beneficial Owner of GDSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such GDSs.  The Depositary may issue Uncertificated GDSs subject, however, to the terms and conditions of Section 2.13 of the Deposit Agreement.

(2)           Surrender of GDSs and Withdrawal of Deposited Securities.  Subject to the receipt by the Depositary and/or Custodian (as the case may be) of written confirmation from the Company of the dematerialization of the Shares and the receipt of listing and trading approvals from the Indian Stock Exchanges, the Holder of this GDR (and of the GDSs evidenced hereby) shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities at the time represented by the GDSs upon satisfaction of each of the following conditions: (i) the Holder (or a duly-authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the GDSs evidenced hereby (and, if applicable, this GDR) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if applicable and so required by the Depositary, this GDR Delivered to the Depositary for such purpose has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the GDSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.06 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this GDR evidencing the surrendered GDSs, of the Deposit Agreement, of the Company’s Memorandum and Articles of Association and of any applicable laws and the rules of the Indian Central Depository System, and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.  Such delivery of Deposited Securities shall be made without unreasonable delay.  The Depositary shall restrict the withdrawal of designated Deposited Securities whenever it is notified in writing by the Company that such withdrawal would result in a breach of ownership restrictions under applicable Indian law, subject, however, to Section 2.07 of the Deposit Agreement.  Certificates for withdrawn Deposited Securities may contain such legends, and the withdrawn Deposited Securities may be subject to such transfer restrictions or certifications, as the Company or the Depositary may from time to time determine to be necessary for compliance with applicable laws.

The Company has informed the Depositary that, under Indian laws, practices and procedures as in effect as of the date hereof, no Shares may be withdrawn upon presentation of GDSs (and if applicable, the GDRs evidencing such GDSs) for cancellation under Section 2.06 of the Deposit Agreement until (i) the Company has delivered written confirmation that the number of Shares requested for withdrawal have been listed for trading on the Indian Stock Exchanges (such Shares, the “Listed Shares”) to the Custodian, (ii) the Listed Shares have been de-materialized (such Shares, the “De-Materialized Shares,” and Shares that are both Listed Shares and De-Materialized Shares, hereinafter referred to as the “Final Shares”), and (iii) an equivalent number of Final Shares are available at the facilities of the Custodian.   The parties hereto acknowledge and agree that (a) the Depositary will deliver Shares represented by GDSs (and if applicable, the GDRs representing such GDSs) presented for cancellation pursuant to Section 2.06 of the Deposit Agreement only to the extent of the number of Final Shares then on deposit with the Custodian, (b) the Depositary will process presentations of GDSs for withdrawal of Final Shares under Section 2.06 of the Deposit Agreement on a first come, first served basis, (c) the Depositary will complete requests for cancellation of GDSs and withdrawal of the Shares represented thereby only to the extent of the number of Final Shares at such time on deposit with the Custodian, (d) the Depositary will refuse to complete a request for cancellation of GDSs and withdrawal of Shares to the extent the number of Shares requested for withdrawal exceeds the number of Final Shares at such time deposited with the Custodian, and (e) the Depositary reserves the right to suspend withdrawals of Shares under Section 2.06 of the Deposit Agreement until such time as the requisite number of Final Shares are deposited with the Custodian.  The Company agrees to deliver to the Depositary and/or the Custodian, as applicable, written confirmation of the number of Listed Shares deposited with the Custodian under the Deposit Agreement promptly upon the receipt of confirmation of listing from the Indian Stock Exchanges of such Shares.  The Depositary will instruct the Custodian to deliver to the Depositary confirmation of the satisfaction of all the requirements for the de-materialization of the Listed Shares as soon as practicable upon the de-materialization of such Listed Shares.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the GDSs Delivered to it (and, if applicable, the GDRs evidencing the GDSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the GDSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver, or cause the Delivery of, in each case, without unreasonable delay, the Deposited Securities represented by the GDSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of this GDR evidencing the GDSs so cancelled, of the Memorandum and Articles of Association of the Company, of any applicable laws and of the rules of the Indian Central Depository System, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept surrender of GDSs or written instructions for the purpose of withdrawal of less than one Share.  In addition, the Depositary shall only honor requests for withdrawal of whole numbers of Shares.  In the case of surrender of  GDSs representing other than a whole number of Shares, the Depositary shall cause delivery of the appropriate whole number of Shares as hereinabove provided, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such GDSs the number of GDSs representing any remaining fractional Shares or (ii) sell or cause to be sold the fractional Shares represented by the GDSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the GDSs.  Notwithstanding anything else contained in this GDR or the Deposit Agreement, the Depositary may make delivery at the Principal Office of the Depositary of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the Deposited Securities represented by the GDSs surrendered for cancellation and withdrawal.  At the request, risk and expense of any Holder so surrendering GDSs represented by the GDR, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held by the Custodian in respect of the Deposited Securities represented by such GDSs to the Depositary for delivery at the Principal Office of the Depositary.  Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

(3)           Transfers, Split-ups and Combinations.  Subject to applicable law and the limitations stated herein and in the Deposit Agreement, and in this GDR, the Registrar shall register transfers of any GDR (and of the GDSs represented thereby) on its transfer books if each of the following conditions has been satisfied: (i) Delivery of any GDR by the Holder thereof in person or by duly authorized attorney to the Depositary at its Principal Office for the purpose of effecting a transfer thereof, (ii) the surrendered GDRs have been properly endorsed or are accompanied by proper instruments of transfer (including signature guarantees in accordance with standard industry practice), (iii) the surrendered GDRs have been duly stamped as may be required by any applicable law, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in the Deposit Agreement) have been paid.  Thereupon, the Depositary shall execute a new GDR or GDRs and deliver the same to or upon the order of the person entitled thereto.  The Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement.

The Registrar, subject to the terms and conditions of the Deposit Agreement and applicable law, shall upon Delivery to the Depositary at its Principal Office of this GDR for the purpose of effecting a split-up or combination of such GDR,  and payment of all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.06 of the Deposit Agreement) execute and Deliver a new GDR or GDRs in the name of the same Holder for any authorized number of GDSs requested, evidencing the same aggregate number of GDSs as the GDR or GDRs surrendered.

(4)           Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and delivery, registration of issuance, transfer, split-up, combination or surrender of any GDSs for the purpose of withdrawal of any Deposited Securities, the delivery of any distribution thereon or adjustment to the Depositary's records in order to reflect deposit of Shares or such transfer or surrender for withdrawal, the Depositary or the Custodian or the Company by written instructions to the Depositary may require (i) payment from the Holder, depositor of Shares or the presenter of GDSs or the presenter of written instructions of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, custody or registration fee with respect thereto and payment of any applicable fees as provided in paragraph (10) of this GDR, (ii) production of proof satisfactory to it as to the identity and genuineness of any signature appearing on any form, certification or other document delivered to the Depositary in connection with the Deposit Agreement, including but not limited to a signature guarantee in accordance with industry practice, (iii) compliance with any laws or governmental regulations relating to depositary receipts in general or to the withdrawal and sale of Deposited Securities, (iv) delivery of such certificates as the Company may from time to time specify in writing to the Depositary to assure compliance with the Securities Act and rules and regulations thereunder, and (v) compliance with such other restrictions, if any, as the Depositary and the Company may establish consistent with the provisions of the Deposit Agreement.

Upon notice to the Company, the issuance of GDSs against, or adjustments in the records of the Depositary to reflect, deposits of Shares generally or of particular Shares may be suspended or withheld, or the registration of transfer of GDSs in particular instances may be refused, or the registration of transfers of GDSs generally may be suspended, or the surrender of outstanding GDSs for the purpose of withdrawal of Deposited Securities may be suspended, during any period when the transfer books of the Depositary or the Company (or the appointed agent of the Company for the transfer and registration of Shares) are closed, or if any such action is deemed necessary or advisable by the Company or the Depositary, in good faith at any time or from time to time because of any requirement of law or of any government or governmental authority, body or commission or any securities exchange on which the GDSs or Shares are listed, or under any provision of the Deposit Agreement or the representative GDR(s), if applicable, or under any provision of, or governing, the Deposited Securities, or because of a meeting of shareholders of the Company or for any other reason, subject, in all cases, to paragraph (23).  Notwithstanding any provision of the Deposit Agreement or this GDR to the contrary, Holders are entitled to surrender outstanding GDSs to withdraw the Deposited Securities associated herewith at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the GDSs or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Instruction I.A.(1) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

(5)           Compliance With Information Requests.  Notwithstanding any other provision of the Deposit Agreement or this GDR, each Holder and Beneficial Owner agrees to comply with requests from the Company pursuant to applicable law, the rules and requirements of the Indian Stock Exchanges, and any other stock exchange on which the Shares or GDSs are, or will be, registered, traded or listed or the Memorandum and Articles of Association of the Company, which are made to provide information, inter alia, as to the capacity in which such Holder or Beneficial Owner owns GDSs (and Shares, as the case may be) and regarding the identity of any other person(s) interested in such GDSs and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request.

(6)           Ownership Restrictions.    Notwithstanding any other provision of this GDR or the Deposit Agreement, the Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding the limits under applicable law or under the Memorandum and Articles of Association of the Company.  The Company may also restrict, in such manner as it deems appropriate, transfers of the GDSs where such transfer may result in the total number of Shares represented by the GDSs owned by a single Holder or Beneficial Owner to exceed any such limits.  The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take action with respect to the ownership interest of any Holder or Beneficial Owner in excess of the limits set forth in the preceding sentence, including but not limited to, the imposition of restrictions on the transfer of GDSs, the removal or limitation, of voting rights or the mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the GDSs held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and the Memorandum and Articles of Association of the Company.

Applicable laws and regulations may require holders and beneficial owners of Shares, including the Holders and Beneficial Owners of GDSs, to satisfy reporting requirements and obtain regulatory approvals in certain circumstances.  Holders and Beneficial Owners of GDSs are solely responsible for determining and complying with such reporting requirements and obtaining such approvals.  Each Holder and each Beneficial Owner hereby agrees to make such determination, file such reports, and obtain such approvals to the extent and in the form required by applicable laws and regulations in effect from time to time.  Neither the Depositary, the Custodian, the Company or any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of Holders or Beneficial Owners to determine or satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

(7)           Liability of Holder For Taxes and Other Charges.  If any tax or other governmental charge shall become payable with respect hereto or to any GDSs or any Deposited Securities represented by the GDSs evidenced hereby, such tax or other governmental charge shall be payable by the Holder and Beneficial Owner hereof to the Depositary.  The Depositary may (and at the request of the Company shall) refuse, and the Company shall be under no obligation, to issue GDSs, deliver GDSs, register the transfer of all or part of any GDSs, register the split-up or combination of GDRs and (subject to Section 7.09 of the Deposit Agreement) the withdrawal of Deposited Securities until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented by the GDSs evidenced hereby, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder and the Beneficial Owners hereof remaining liable for any deficiency.

(8)           Representations and Warranties of Depositors.  Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are duly authorized, are validly issued, fully paid and non-assessable and free of any preemptive (or similar) rights, and that the person making such deposit is duly authorized so to do, and the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and that the Shares presented for deposit have not been stripped of any rights or entitlements and are not, and the GDSs will not be Restricted Securities (except as contemplated in Section 2.14 of the Deposit Agreement) and the deposit of the Shares will not violate the registration requirements of the Securities Act.  Such representations and warranties shall survive the deposit and withdrawal of Shares and issuance and cancellation of GDSs or adjustments in the Depositary's records. Every such person shall also be deemed to represent and warrant that such person is not and shall not become at any time while such person holds GDRs or any beneficial interest therein an Affiliate of the Company.  If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(9)           Filing Proofs, Certificates and Other Information.  Any person depositing Shares, any Holder or any Beneficial Owner may be required from time to time to file with the Depositary or the Custodian such proof of citizenship, residence, exchange control approval, taxpayer status, payment of applicable taxes or governmental charges, or legal or beneficial ownership of the GDSs and Deposited Securities and the nature of such interest, compliance with all applicable laws and the terms of the Deposit Agreement, to provide information relating to the registration on the books of the Company (or the appointed agent of the Company for the transfer and registration of Shares) of the Shares presented for deposit or other information, to execute and deliver such certificates and to make such representations and warranties as the Depositary, the Custodian or the Company may deem necessary or proper.  The Depositary and the Registrar, as applicable, may withhold the execution or delivery or registration of transfer of all or part of any GDS or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or, to the extent not limited by paragraph (23), the withdrawal of any Deposited Securities until such proof or other information is filed or such certificates are executed and delivered or such representations and warranties are made.

(10)           Charges of Depositary.  The Depositary shall charge the following fees:

(i)
Issuance Fee:  to any person depositing Shares or to whom GDSs are issued upon the deposit of Shares (excluding issuances as a result of distributions described in paragraph (iv) below), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) so issued under the terms of the Deposit Agreement;

(ii)
Cancellation Fee:  to any person surrendering GDSs for cancellation and withdrawal of Deposited Securities or to any person to whom Deposited Securities are delivered, a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) surrendered;

(iii)
Cash Distribution Fee:  to any Holder of GDSs, a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements);

(iv)
Stock Distribution /Rights Exercise Fee:  to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for (a) the distribution of stock dividends or other free stock distributions or (b) the exercise of rights to purchase additional GDSs;

(v)
Other Distribution Fee:  to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of securities other than GDSs or rights to purchase additional GDSs; and

(vi)	Depositary Services Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

In addition, Holders, Beneficial Owners, persons depositing Shares and persons surrendering GDSs for cancellation and for the purpose of withdrawing Deposited Securities shall be responsible for the following charges:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)
such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)
such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of GDSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(e)
such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, GDSs and GDRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Securities.

All such fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and the Company, but, in the case of fees and charged payable by Holders and Beneficial Owners, only in the manner contemplated by paragraph (21) of this GDR and as contemplated in the Deposit Agreement.  The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request.

Depositary Fees payable upon (i) deposit of Shares against issuance of GDSs and (ii) surrender of GDSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the GDSs so issued are delivered (in the case of GDS issuances) and to the person who delivers the GDSs for cancellation to the Depositary (in the case of GDS cancellations).  In the case of GDSs issued by the Depositary into DTC or presented to the Depositary via DTC, the GDS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the GDSs from the Depositary or the DTC Participant(s) surrendering the GDSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time.  Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by Holders as of the applicable GDS Record Date established by the Depositary.  In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed.  In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable Holders as of the GDS Record Date established by the Depositary.  For GDSs held through DTC, the Depositary fees for distributions other than cash and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold GDSs.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the GDR program established pursuant to the Deposit Agreement upon such terms and conditions as the Company and the Depositary may agree in writing from time to time. The Company shall pay to the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and the Company may agree in writing from time to time.  Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.05 of the Deposit Agreement, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

 (11)           Title to GDRs.  It is a condition of this GDR, and every successive Holder of this GDR by accepting or holding the same consents and agrees, that title to this GDR (and to each GDS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated GDSs, such GDR has been properly endorsed or is accompanied by proper instruments of transfer.  Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of this GDR (that is, the person in whose name this GDR is registered on the books of the Depositary) as the absolute owner hereof for all purposes.  Neither the Depositary nor the Company shall have any obligation nor be subject to any liability under the Deposit Agreement or this GDR to any holder of this GDR or any Beneficial Owner unless, in the case of a holder of GDSs, such holder is the Holder of this GDR registered on the books of the Depositary or, in the case of a Beneficial Owner, such Beneficial Owner or the Beneficial Owner’s representative is the Holder registered on the books of the Depositary.

(12)           Validity of GDR.  The Holder(s) of this GDR (and the GDSs represented hereby) shall not be entitled to any benefits under the Deposit Agreement nor shall this GDR (or the GDSs represented hereby) be valid or enforceable for any purpose against the Depositary or the Company unless this GDR has been (i) dated, (ii) signed by the manual or facsimile signature of a duly-authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly-authorized signatory of the Registrar, and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of GDRs.  A GDR bearing the facsimile signature of a duly-authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the delivery of such GDR by the Depositary.

(13)           Available Information; Reports; Inspection of Transfer Books.  The Company publishes the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market.  As of the date hereof the Company's internet website is www.ultratechcement.com.  The information so published by the Company may not be in English, except that the Company is required, in order to maintain its exemption from the Exchange Act reporting obligations pursuant to Rule 12g3-2(b), to translate such information into English to the extent contemplated in the instructions to Rule 12g3-2(b).  The information so published by the Company cannot be retrieved from the Commission's internet website, and cannot be inspected or copied at the public reference facilities maintained by the Commission located (as of the date of the Deposit Agreement) at 100 F Street, N.E., Washington, D.C. 20549.

The Depositary shall make available for inspection by Holders at its Principal Office and at the principal office of each Custodian copies of the Deposit Agreement, any notices, reports or communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary or a Custodian or the nominee of either, as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall, if so requested by the Company, also deliver to Holders copies of such notices, reports and communications when furnished by the Company to the Depositary pursuant to Section 5.08 of the Deposit Agreement.  The furnishing of copies of such notices, reports and communications by the Company to the Depositary for transmittal to the Holders shall not constitute a recognition by the Company that any such persons have rights as legal owners of Shares or that notification to such persons is necessary under Indian law prior to the Company taking any corporate action or shareholder vote.

The Depositary shall keep books at its Principal Office for the registration of GDRs and transfers of GDRs which at all reasonable times shall be open for inspection by Holders and the Company, provided that such inspection shall not to the Depositary's knowledge be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement, the GDSs or the GDRs.

The Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder, or when reasonably requested by the Company subject, in all cases, to paragraph (23).

Dated:

CITIBANK, N.A. Transfer Agent and Registrar	CITIBANK, N.A., as Depositary
By ____________________________ Authorized Signatory	By ____________________________ Vice President

The address of the Principal Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

[FORM OF REVERSE OF GDR]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(14)           Dividends and Distributions; Rights.  Whenever the Company intends to make a distribution of a cash dividend or other cash distribution, the Company shall give notice thereof to the Depositary at least fifteen (15) days prior to the proposed distribution, specifying, inter alia, the record date applicable for determining the holders of Deposited Securities entitled to receive such distribution.  Upon the timely receipt of such notice, the Depositary shall establish the GDS Record Date upon the terms described in Section 4.08 of the Deposit Agreement.  Upon receipt of confirmation from the Custodian of the receipt of any cash dividend or other cash distribution in respect of any Deposited Securities, or upon receipt of proceeds from the sale of any Deposited Securities or any other entitlements held in respect of Deposited Securities under the terms hereof, subject to the provisions of Section 4.07 of the Deposit Agreement, and if in the judgment of the Custodian or Depositary, such dividend or distribution or proceeds received in foreign currency may be converted on a practicable basis into dollars which can, at the time of receipt thereof be transferred to the United States and distributed to the Holders entitled thereto, then the Custodian or Depositary shall convert or cause to be converted as promptly as practicable such foreign currency into dollars and distribute the amount thus received (without liability for interest and less any reasonable and customary expenses incurred by the Custodian or Depositary in converting such foreign currency) to the Holders entitled thereto as of the GDS Record Date in proportion to the number of GDSs representing such Deposited Securities held by them respectively, after deduction or upon payment of the fees and expenses of the Depositary in accordance with Section 5.06 of the Deposit Agreement; provided, however, that in the event that the Company, the Custodian or the Depositary shall be required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes or other governmental charges, the amount distributed to the Holders in respect of the GDSs representing such Deposited Securities shall be reduced accordingly.  If at any time in the judgment of the Depositary the amounts received in foreign currency may not be converted on a reasonable basis into dollars distributable to the Holders entitled thereto, or may not be so convertible for all of the Holders entitled thereto, the Depositary may in its discretion make such conversion, if any, and distribution in dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received and not so convertible by the Depositary to, or hold such balance for the respective accounts of, the Holders entitled thereto.

Whenever the Company intends to make a free distribution of Shares, the Company shall give notice thereof to the Depositary at least fifteen (15) days prior to the proposed distribution, specifying, inter alia, the record date applicable for determining the holders of Deposited Securities entitled to receive such distribution.  Upon the timely receipt of such notice, the Depositary shall establish the GDS Record Date upon the terms described in Section 4.08 of the Deposit Agreement.  Upon receipt of confirmation from the Custodian of the receipt of the Shares so distributed by the Company, the Depositary may, and shall, if the Company so requests, either (i) distribute to the Holders entitled thereto as of the GDS Record Date, in proportion to the number of GDSs representing such Deposited Securities held by them respectively, additional GDSs for an aggregate number of GDSs representing the number of Shares received as such dividend or free distribution or (ii) if additional GDSs are not so distributed, take all actions necessary so that each GDS issued and outstanding after the GDS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of Shares distributed upon the Deposited Securities represented thereby, in either case after deduction or upon payment of the fees and expenses of the Depositary in accordance with Section 5.06 of the Deposit Agreement; provided, however, that if for any reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such Shares must be registered under the Securities Act in order to be distributed to Holders as to which question the Depositary intends to rely on a legal opinion provided in accordance with Section 5.09 of the Deposit Agreement) the Depositary deems such distribution not to be practicable, the Depositary may (i) adopt such method as it may deem practicable for the purpose of effecting such distribution, including the public or private sale of the Shares thus received, or any part thereof, and the prompt distribution of the net proceeds of any such sale to the Holders entitled thereto as in the case of a distribution received in cash or (ii) refrain from effecting such distribution altogether.  In lieu of issuing fractional GDSs in any such case, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds in dollars, all in the manner and subject to the conditions described in Section 4.02 of the Deposit Agreement.

Whenever the Company intends to make a distribution payable at the election of the holders of Shares in cash or in additional Shares, the Company shall give notice thereof to the Depositary at least forty-five (45) days prior to the proposed distribution specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such elective distribution and whether or not it wishes such elective distribution to be made available to Holders of GDSs.  Upon the timely receipt of a notice indicating that the Company wishes such elective distribution to be made available to Holders of GDSs, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders of GDSs.  The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution be made available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable, and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 5.09 of the Deposit Agreement.  If the above conditions are not satisfied, the Depositary shall establish a GDS Record Date on the terms described in Section 4.08 of the Deposit Agreement and, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in India in respect of the Shares for which no election is made, either (X) cash or (Y) additional GDSs representing such additional Shares, in each case upon the terms described in the Deposit Agreement.  If the above conditions are satisfied, the Depositary shall establish a GDS Record Date on the terms described in Section 4.08 of the Deposit Agreement and establish procedures to enable Holders to elect the receipt of the proposed distribution in cash or in additional GDSs.  Such distribution of cash or additional GDSs shall be made, in each case, upon the terms described in the Deposit Agreement.  Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective distribution in Shares (rather than GDSs).  There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

In the event that the Company offers or causes to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to the Holders entitled thereto, subject to Section 5.09 of the Deposit Agreement, or in disposing of such rights on behalf of such Holders and making the net proceeds available in cash to such Holders or, if by the terms of such rights offering or by reason of applicable law, the Depositary may neither make such rights available to such Holders nor dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse; provided, however, that the Depositary will, if requested by the Company, either (a) if it is lawful and practicable, after deduction or upon payment of the fees and expenses of the Depositary, make such rights available to all or certain Holders or Beneficial Owners by means of warrants or instruments in proportion to the number of GDSs representing such Deposited Securities held by them respectively, or employ such other method as it may deem practicable in order to facilitate the exercise, sale or transfer of rights by such Holders if lawful and practicable, or (b) if making such rights available to certain Holders or Beneficial Owners is not lawful or not practicable, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, make reasonable efforts to sell such rights or warrants or other instruments, if a market therefor is available, at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and, after deduction or upon payment of the fees and expenses of the Depositary, allocate the net proceeds of such sales for the accounts of the Holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any GDR or GDRs, or otherwise, and distribute the net proceeds allocated to the extent practical as in the case of a distribution pursuant to Section 4.02 of the Deposit Agreement.

The Depositary will not offer any rights to the Holders or Beneficial Owners unless and until a registration statement under the Securities Act is in effect, or unless the offering and sale of such rights or securities to the Holders and Beneficial Owners are in the opinion of United States counsel satisfactory to the Depositary exempt from registration under the provisions of such Act.  There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive or exercise rights on the same terms and conditions as the holders of Shares or be able to exercise such rights.  The Company shall have no obligation to register such rights or such securities under the Securities Act or other applicable law.

Whenever the Custodian or the Depositary receives any distribution other than cash, Shares or rights upon any Deposited Securities, the Custodian or the Depositary shall, as promptly as practicable, cause the securities or property so received to be distributed to the Holders entitled thereto, after deduction or upon payment of the fees and expenses of the Depositary in accordance with the terms of the Deposit Agreement, in proportion to the number of GDSs representing such Deposited Securities held by them respectively, in any manner that the Depositary may deem practicable for accomplishing such distribution. If in the opinion of the Depositary any distribution other than cash, Shares or rights upon any Deposited Securities, in whole or in part, cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be practicable, the Depositary may adopt such method as it may deem practicable for the purpose of effecting such distribution, including the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed to the Holders entitled thereto as in the case of a distribution received in cash.

 (15)           Fixing of GDS Record Date.  Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever, for any reason, the Depositary causes a change in the number of Shares that are represented by each GDS, or whenever the Depositary shall receive notice of any meeting or solicitation of consents or proxy of holders of shares or other Deposited Securities or whenever the Depositary finds it necessary or convenient in respect of any matter, the Depositary shall fix a record date (the “GDS Record Date”) after consultation with the Company (which shall be as near as practicable to the corresponding record date for such distribution or meeting set by the Company) (a) for the determination of the Holders who will be entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or to receive notice as to such meeting (b) for fixing the date on or after which each GDS will represent the changed number of Shares or (c) in respect of other matters.  Subject to applicable law and the provisions of Sections 4.02 through 4.07, 4.09, 4.10 and to the other terms and conditions of the Deposit Agreement, only the Holders of GDSs at the close of business in New York on such GDS Record Date shall be entitled to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of the sale thereof and to exercise the rights of Holders hereunder with respect to such changed number of Shares represented by each GDS, in proportion to the number of GDSs held by them respectively.

(16)           Voting of Deposited Securities.  Holders and Beneficial Owners will have no voting rights with respect to the Deposited Securities.  The Depositary will not exercise any voting rights in respect of the Deposited Securities unless it is required to do so by the law of the Republic of India.

As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall, if requested in writing by the Company, fix the GDS Record Date for determining the Holders entitled to receive information as to such meeting or solicitation of consent or proxy in accordance with Section 4.08 of the Deposit Agreement and shall distribute to the Holders as of the GDS Record Date: (a) such notice of meeting or solicitation of consent or proxy, and (b) a statement that the Holders of GDSs do not have the right to instruct the Depositary to vote the Shares or other Deposited Securities represented by their GDSs.

Notwithstanding anything contained in the Deposit Agreement or this GDR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of any stock exchange on which the GDSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicize to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials.)

If the Depositary is required by Indian law to exercise any voting rights in respect of the Deposited Securities, the Depositary will, subject to receipt of an opinion of the Company’s Indian counsel reasonably satisfactory to the Depositary that it is required so to do and such action is in conformity with all applicable laws of the Republic of India, vote the Shares then held on deposit in the same manner and in the same proportion as the other shareholders of the Company exercising voting rights in favor of or against any resolution under consideration before the meeting of the shareholders of the Company. Except as provided in the foregoing sentence, the Depositary shall not exercise any voting rights with respect to the Shares and shall have no liability to the Company or any Holder or Beneficial Owner for any action taken or not taken, as the case may be, pursuant to Section 4.09 of the Deposit Agreement.  By holding or continuing to hold GDSs, Holders are deemed to consent to the foregoing voting provisions.

(17)           Changes Affecting Deposited Securities.  Upon any change in nominal or par value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation of the Company or sale of assets affecting the Company or to which it is a party, any shares, other securities or other property which shall be received by the Depositary or the Custodian in exchange for or in conversion, replacement or otherwise in respect of Deposited Securities of the Company shall, to the extent permitted by law, be treated as new Deposited Securities, and the GDSs shall thenceforth represent the right to receive the new Deposited Securities so received in exchange or conversion, unless additional or new GDSs are delivered pursuant to the following sentence.  In any such case the Depositary may, with the Company's approval, and shall, at the Company's request, subject to receipt of an opinion of counsel satisfactory to the Depositary that such distributions are not in violation of applicable laws and regulations, (i) issue and deliver additional GDSs or make appropriate adjustments in its records, as in the case of a stock dividend on the Shares, (ii) amend the Deposit Agreement and this GDR, (iii) amend the applicable Registration Statement(s) on Form F-6 as filed with the Commission in respect of the GDSs, (iv) call for the surrender of outstanding GDRs to be exchanged for new GDRs, and (v) take such other actions as are appropriate to reflect the transaction with respect to the GDSs.  The Company agrees to, jointly with the Depositary, amend the Registration Statement on Form F-6 as filed with the Commission to permit the issuance of such new form of GDSs.  In lieu of delivering fractional GDSs, the Depositary shall sell the number of Shares or GDSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms described in Section 4.02 of the Deposit Agreement. Notwithstanding the foregoing, if the Depositary determines that any such adjustment, delivery or exchange is not lawful or practicable, the Depositary may, and shall, if the Company so requests, subject to receipt of an opinion of counsel satisfactory to the Depositary that such action is not in violation of applicable laws and regulations, sell such securities or property at public or private sale and distribute the net proceeds to the Holders entitled thereto as in the case of a distribution pursuant to Section 4.02 of the Deposit Agreement.  The Depositary shall not be responsible for (i) any failure to determine that it is lawful or practicable to make such securities available to Holders in general or to any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

Immediately upon the occurrence of any such change, conversion or exchange covered by the preceeding paragraph in respect of the Deposited Securities, the Depositary shall give notice thereof in writing to all Holders.

(18)           Withholding.                                Notwithstanding any other provision of the Deposit Agreement, in the event that the Depositary determines that any distribution of property (including Shares or rights to subscribe therefor and other securities) is subject to any tax or governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor and other securities) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or governmental charges, including by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the Holders entitled thereto in proportion to the number of GDSs held by them respectively and the Depositary shall, if feasible without withholding for or on account of taxes or other governmental charges, without registration of such shares or other securities under the Securities Act and otherwise in compliance with applicable law, distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

(19)           Liability of the Company and the Depositary.  Neither the Depositary nor the Company nor any of their directors, employees, agents or affiliates shall incur any liability to any Holder, Beneficial Owner or other person, if by reason of any provision of any present or future law or regulation of the United States, the Republic of India or any other country or jurisdiction, or of any other governmental authority or stock exchange, or by reason of any act of God, terrorism or war or other circumstances beyond its control, or, in the case of the Depositary, by reason of any provision, present or future, of the Company's Memorandum or Articles of Association, or of any securities issued or distributed by the Company, or any offering or distribution thereof, the Depositary or the Company, or any of their directors, employees, agents or affiliates, is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided shall be done or performed; nor shall the Depositary, the Company or any of their directors, employees, agents or affiliates incur any liability to any Holder, Beneficial Owner or other person by reason of any nonperformance or delay, caused by any of the aforesaid, in performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or of the Company's Memorandum or Articles of Association including, without limitation, any loss occasioned by sale of Shares. Neither the Company nor the Depositary nor any director, employee, agent or affiliate of the Depositary or Custodian assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders, Beneficial Owners or other persons, except that each of them agrees to act in good faith and without negligence in the performance of such duties as are specifically set forth in the Deposit Agreement.  The legal relationship created between the Depositary and the Holders and the Beneficial Owners is not a trust and the Depositary will not be acting as a trustee for the Holders or the Beneficial Owners.  The Depositary and the Company undertake to perform such duties and only such duties as are specifically set forth in the Deposit Agreement, and no implied covenants or obligations shall be read into the Deposit Agreement against the Depositary or the Company or their respective agents.  Neither the Depositary nor the Company nor any director, employee, agent or affiliate of the Depositary or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the GDSs, which in its opinion may involve it in expense and liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and no Custodian or agent of the Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company nor any director, employee, agent or affiliate of the Depositary or the Company shall be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or Beneficial Owner, or any other person believed by it in good faith to be competent to give such advice or information. Each of the Depositary and its agents and the Company and their agents may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or Beneficial Owners or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, or for any tax consequences that may result from the ownership of GDSs, Shares or Deposited Securities, for allowing any rights to lapse upon the terms the Deposit Agreement or for the failure or timeliness of any notice from the Company.  Subject to the provisions of the Deposit Agreement, the Depositary may own and deal in any class of securities of the Company (and their affiliates) and in GDRs.

The Company and the Depositary have each agreed to indemnify the other in certain circumstances arising out of acts performed or omitted in connection with the Deposit Agreement, the offer or sale of the GDRs or Shares and any offering document relating thereto.

(20)           Resignation and Removal of the Depositary; Appointment of Successor Depositary.  The Depositary may at any time resign as Depositary hereunder by 30 days' prior written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a qualified successor depositary and its acceptance of such appointment as hereinafter provided.  The Depositary may at any time be removed by the Company by 60 days' prior written notice of such removal, which shall become effective upon the appointment of a qualified successor depositary and its acceptance of such appointment as hereinafter provided.  In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting  its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in Sections 5.06 and 5.10 of the Deposit Agreement), shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders of all outstanding GDSs and such other books and records maintained by such predecessor with respect to its function as Depositary hereunder.  Any such successor depositary shall at its own cost promptly provide notice of its appointment to the Holders.  Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(21)           Amendment/Supplement.  This GDR, the provisions of the Deposit Agreement and the form of GDR attached thereto may at any time and from time to time be amended or supplemented by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior consent of Holders and Beneficial Owners.  Any amendment or supplement which shall impose or increase any fees, charges or expenses (other than charges in connection with foreign exchange control regulations, taxes, or other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding GDSs until the expiration of 30 days after notice of such amendment or supplement shall have been given to the Holders of outstanding GDSs.  Notice of any amendment to the Deposit Agreement or any GDR shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Company's website or upon request from the Depositary).  The parties to the Deposit Agreement have agreed that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the GDSs to be registered on Form F-6 under the Securities Act or (b) the GDSs to be settled solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners.  Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such GDSs, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement as amended thereby.  In no event may any amendment impair the right of any Holder to surrender such Holder's GDS and receive the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.  Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment or supplement of the Deposit Agreement, the form of GDR attached thereto or this GDR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement, the form of GDR attached thereto and this GDR, at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement, the form of GDR attached thereto and this GDR in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations..

(22)           Termination.  The Depositary shall at any time at the direction of the Company, terminate the Deposit Agreement by providing notice of such termination to the Holders of all GDSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. If 90 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.05 of the Deposit Agreement, the Depositary may terminate the Deposit Agreement by distributing notice of such termination to the Holders of all GDSs then outstanding at least 30 days prior to the date fixed in such notice for such termination.  On and after the date of termination of the Deposit Agreement, the Holder of a GDS will, upon surrender of such GDS at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of GDSs referred to in Section 2.06 of the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes or governmental charges, be entitled to Delivery, to him/her or upon his/her order, of the amount of Deposited Securities represented by such GDS.  If any GDSs shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of GDSs, shall suspend the distribution of dividends to the Holders thereof, shall not accept deposits of Shares (and shall instruct each Custodian to act accordingly), and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell property and rights and convert Deposited Securities into cash as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities or the proceeds thereof, as permitted by applicable law, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any Shares, rights or other property, in all such cases, without liability for interest, in exchange for GDSs surrendered to the Depositary after deducting or charging, as the case may be in each case the charges of the Depositary, any expense for the account of the Holders in accordance with the Deposit Agreement and any applicable taxes or governmental charges or assessments.  At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the Holders of GDSs which have not theretofore been surrendered.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash.  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.06, 5.10 and 7.06 thereof.  The obligations of the Depositary under Section 5.10 thereof shall survive the termination of the Deposit Agreement.  The obligations under the terms of the Deposit Agreement of Holders and Beneficial Owners of GDSs outstanding as of the date of termination shall survive such termination and shall be discharged only when the applicable GDSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement.

(23)           Compliance with U.S. Securities Laws.  Notwithstanding any other provision of the Deposit Agreement or this GDR, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Instruction I.A.(1) of the General Instructions to Form F-6 Registration Statement, as amended from time to time, under the Securities Act..

(24)           Certain Rights of the Depositary; Limitations.  The Depositary, its agents and its Affiliates on their own behalf may own and deal in any class of securities of the Company and their Affiliates and in GDSs.  At the direction of the Company, the Depositary may cause the issuance of GDSs against rights to receive Shares from the Company, or any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the Shares.  Such evidence of rights shall consist of written blanket or specific guarantees of ownership of Shares furnished on behalf of the holder thereof.  Neither the Depositary nor the Custodian, in their respective capacities as such, shall lend Shares or GDSs; provided, however, that the Depositary may (i) issue GDSs prior to the receipt of Shares pursuant to Section 2.03 of the Deposit Agreement and (ii) deliver Shares prior to the receipt and cancellation of GDSs pursuant to Section 2.06 of the Deposit Agreement, including GDSs which were issued under (i) above but for which Shares may not have been received (each such transaction a “Pre-Release Transaction”).  The Depositary may receive GDSs in lieu of Shares under (i) above and receive Shares in lieu of GDSs under (ii) above.  Each such Pre-Release Transaction will be (a) subject to a written agreement whereby the person or entity (the “Applicant”) to whom GDSs or Shares are to be delivered (w) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the Shares or GDSs that are to be delivered by the Applicant under such Pre-Release Transaction, (x) agrees to indicate the Depositary as owner of such Shares or GDSs in its records and to hold such Shares or GDSs in trust for the Depositary until such Shares or GDSs are delivered to the Depositary or the Custodian, (y) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or GDSs, and (z) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days' notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The Depositary will normally limit the number of GDSs and Shares involved in such Pre-Release Transactions at any one time to thirty percent (30%) of the GDSs outstanding (without giving effect to GDSs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.  The Depositary may also set limits with respect to the number of GDSs and Shares involved in Pre-Release Transactions with any one person on a case by case basis as it deems appropriate.  The Depositary may retain for its own account any compensation received by it in connection with the foregoing.  Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto ______________________________ whose taxpayer identification number is _______________________ and whose address including postal zip code is ________________, the within GDS and all rights thereunder, hereby irrevocably constituting and appointing ________________________ attorney-in-fact to transfer said GDS on the books of the Depositary with full power of substitution in the premises.

Dated: __________________________ SIGNATURE GUARANTEED
Name: ________________________________
            By:
            Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this GDR.

All endorsements or assignments of GDRs must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

NOTICE OF CHANGE OF RATIO FOR ULTRATECH CEMENT LIMITED
GLOBAL DEPOSITARY SHARES

TO ALL HOLDERS AND BENEFICIAL OWNERS OF GLOBAL DEPOSITARY SHARES ("GDSs") OF ULTRATECH CEMENT LIMITED

COMPANY:	UltraTech Cement Limited, a limited liability company organized under the laws of the Republic of India and previously known as "UltraTech Cemco Limited" (the "Company").
DEPOSITARY:	Citibank, N.A.
DEPOSITED SECURITIES:	Fully paid equity shares of the Company (the "Shares").
DEPOSIT AGREEMENT:	Amended and Restated Deposit Agreement, dated as of August 26, 2010, by and among (i) the Company, (ii) the Depositary, and (iii) all Holders and Beneficial Owners of GDSs issued thereunder.
GDS CUSIP NO:	90403E202.
GDS SYMBOL:	UCLQF.
GDS RECORD DATE:	March 29, 2011.
GDS DISTRIBUTION DATE:	April 4, 2011.
GDS EFFECTIVE DATE:	April 5, 2011.

Notice is hereby given that the GDS-to-Share ratio will be changed, effective as of  the GDS Effective Date, as follows:

Existing GDS-to-Share Ratio:	1 GDS to 2 Shares
New GDS-to-Share Ratio:	1 GDS to 1 Share

No action on the part of Holders or Beneficial Owners is required.  Holders of Existing GDSs, as of the close of business in NY on the GDS Record Date, should expect to receive on the GDS Distribution Date one (1) additional GDS for each GDS held as of the close of business in NY as of the GDS Record Date.  The change in GDS-to-Share Ratio may impact the fees payable by Holders and Beneficial Owners of GDSs to the Depositary.

Please note that Global Depositary Receipts ("GDRs") that were issued prior to the date hereof and do not reflect the new GDS-to-Share ratio, do not need to be exchanged for new GDRs and may remain outstanding until such time the Holder chooses to surrender them for any reason under the Deposit Agreement.  A copy of the form of GDR reflecting the new GDS-to-Share ratio will be filed with the U.S. Securities Exchange Commission ("SEC") by the Depositary on or about April 4, 2011 pursuant to Rule 424(b) under the F-6 Registration Statement for the GDSs (Reg. No. 333 – 168876) and may be retrieved from the SEC website at www.sec.gov.

Holders of GDSs as of the GDS Record Date will be issued the applicable GDSs in uncertificated "direct registration" form ("DRS") and should expect to receive from the Depositary a DRS account statement identifying the number of GDSs credited to their DRS accounts at the Depositary.  Holders of GDSs, who do not wish to continue to hold GDSs in DRS form and wish to receive GDRs, should follow the instructions set forth on the DRS account statement they receive to request the certification of the GDSs credited to their DRS accounts.

If you have any questions regarding the above, please contact Citibank, N.A. at 1-877-248-4237.

CITIBANK, N.A.

March 4, 2011